Exhibit 10.27

FIRST AMENDMENT TO
DIRECTOR AGREEMENT

THIS FIRST AMENDMENT TO DIRECTOR AGREEMENT (this “Amendment”), is entered into as of April 13, 2016, by [●], an individual (the “Director”) and Meridian Waste Solutions, Inc., a New York corporation (the "Company").

WITNESSETH:

WHEREAS, the Director is currently the [●]of the Company, and has served in such capacity since [●];

WHEREAS, the Director was appointed as member of the Company’s Board of Directors (the “Board”) on [●];

WHEREAS, the Director and the Company entered into that certain Director Agreement dated March 11, 2016 memorializing the duties and obligations with respect the Director’s serving on the Board (the “Original Agreement”);

WHEREAS, the Original Agreement obligates the Company to issue certain equity compensation to the Director, which the Company has not yet issued to Director;

WHEREAS, subsequent to the Original Agreement the Company has adopted as its policy that employees of the Company shall not receive or be entitled to receive compensation for serving on the Board (the “Policy”); and

WHEREAS, the Company and the Director desire to amend the Original Agreement to reflect the Policy and make such other changes as are necessary in accordance therewith (as amended, the “Agreement”).

NOW, THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree to amend the Original Agreement, as follows:

1.	Section 3 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“3.    Expense Reimbursement. To the extent not covered under the terms of Director’s employment with the Company, during the Directorship Term, the Company shall reimburse the Director for (i) all reasonable out-of-pocket expenses incurred by the Director in attending any in-person meetings, provided that the Director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses, and (ii) any costs associated with filings required to be made by the Director or any of the entities managed or controlled by Director to report beneficial ownership or the acquisition or disposition of securities of the Company. Any reimbursements for allocated expenses (as compared to out-of-pocket expenses of the Director) must be approved in advance by the Company.”

2. The Director hereby agrees and acknowledges that (i) the Company has not issued to him the shares of common stock or options described in the Original Agreement and (ii) the Non-qualified Stock Option Agreement between the Director and the Company dated March 11, 2016 (the “Option Agreement”) is hereby terminated and shall be of no further force or effect, and the options issued thereunder are cancelled, and the Director hereby expressly waives any right to receive equity in any form whatsoever pursuant to the Agreement. The Company hereby agrees and acknowledges that the Option Agreement is hereby cancelled and shall be of no further force or effect, and the options issued thereunder are cancelled.

3. Except as otherwise provided herein, all other terms and conditions of the Agreement, as so amended remain unchanged and are hereby ratified and confirmed.

4. This Amendment shall be governed by and construed in accordance with the domestic laws of the State of New York, excluding any conflict of laws, rule or principle that might refer the governance of construction of this Amendment to the law of another jurisdiction.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has executed this Amendment as of the date and year first above written.

MERIDIAN WASTE SOLUTIONS, INC.

By:
Name
Title

[●], an individual